Exhibit 99.1

FOR IMMEDIATE RELEASE	For Additional Information
Contact: Terry R. Thomas
Terry E. George
(614) 356-5000

Dominion Homes Reports First Quarter 2005 Sales

DUBLIN, Ohio - April 7, 2005 - Dominion Homes, Inc. (NASDAQ: DHOM) reported the Company sold 626 homes, with a sales value of $120.8 million, during the three months ended March 31, 2005 compared to record sales of 950 homes, with a sales value of $176.9 million, during the three months ended March 31, 2004.

The Company closed 478 homes during the three months ended March 31, 2005 compared to 634 homes closed for the same period a year ago. The backlog at March 31, 2005 was 780 sales contracts, with a sales value of $157.8 million, compared to 1,335 sales contracts, with a sales value of $263.3 million, at March 31, 2004.

Quarter to quarter sales comparisons were difficult for the Company since the first quarter of 2004 sales were a record high. Sales began slowing in the Company’s markets after the first quarter of 2004. In its 2004 earnings release presented in February 2005, the Company announced the possibility that it would not have a profitable first quarter for 2005. The Company now expects its first quarter of 2005 earnings to be positive due to higher than expected closings during March 2005.

The Company will announce its financial results for the first quarter of 2005 after the close of business on May 4, 2005 and will host a conference call to discuss earnings on May 5, 2005 at 10:00 a.m. Eastern Time. Interested parties may listen in by accessing the Company’s website at www.dominionhomes.com.

Dominion Homes offers a variety of homes, which are differentiated by size, price, standard features and available options. The Company’s “Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. There are currently over 64 Dominion Homes locations in Central Ohio and Louisville and Lexington, Kentucky. Additional information about the Company and is located on its website.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

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